Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT dated as of the 7thd  day of September, 2010, by and among Life Nutrition Products, Inc., a Delaware corporation (“Life Nutrition”), Conqueror Group Limited, a Hong Kong corporation (“Conqueror”), and Acumen Charm Ltd., a British Virgin Islands corporation (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, Life Nutrition is a Delaware corporation with limited operations;

WHEREAS, Conqueror is a private company incorporated under the laws of Hong Kong;

WHEREAS, the Shareholder owns 100% of the equity interest in Conqueror (the “Conqueror Shares”);

WHEREAS, Life Nutrition desires to acquire the Conqueror Shares, and Conqueror desires to become a wholly-owned subsidiary of Life Nutrition, and the Shareholder desires to sell the Conqueror Shares to Life Nutrition, on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
EXCHANGE OF STOCK

1.01         Exchange of Stock.  Subject to and upon the terms and conditions contained herein, at the Closing (as hereinafter defined):

(a)           the Shareholder shall sell, assign, transfer, convey and deliver to Life Nutrition, free and clear of any liens, claims, encumbrances and charges whatsoever, and Life Nutrition shall purchase, accept and acquire from the Shareholder the Conqueror Shares which constitute 100% of the issued and outstanding shares of the capital stock of Conqueror.

(b)           In consideration of the Conqueror Shares to be acquired from the Shareholder, Life Nutrition shall deliver to designees of the Shareholder (the “Shareholder’s Designees”) and in the denominations set forth on Schedule 1.01, certificates representing 23,905,000 shares of common stock of Life Nutrition, which shares will represent approximately 85.0% of the then fully diluted issued and outstanding shares of the common stock of Life Nutrition, free and clear of any liens, claims, encumbrances or charges whatsoever.

1.02           Closing.  The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of  Kaye Cooper Fiore Kay & Rosenberg, LLP, 30A Vreeland Road, Suite 230, Florham Park, New Jersey 07932, or such other place as the parties may agree, on such date which is no later than  five (5) business days following completion of the actions described in Article VI and VII hereof, or on such other date as the parties may otherwise agree (the actual time and date of closing being hereinafter referred to as the “Closing Date”).

1.03           Instruments of Transfer; Further Assurances.  In order to consummate the transaction contemplated hereby, the following documents and instruments shall be delivered at Closing:

(a)           Documents from the Shareholder.  The Shareholder shall deliver to Life Nutrition at the Closing stock certificates representing the Conqueror Shares plus a duly executed stock power or other instrument of transfer for each such stock certificate with an  appropriate signature guarantee in proper form to transfer to Life Nutrition good and marketable title to the Conqueror Shares.

(b)           Documents from Life Nutrition.  Life Nutrition shall deliver to the Shareholder’s Designees at the Closing stock certificates representing 23,905,000 shares of common stock of Life Nutrition.

(c)           Further Documents.  At the Closing, and at all times thereafter as may be necessary (i) the parties shall produce such other documents and certificates as required by Articles  V, VI and VII hereof, and (ii) the parties shall execute and deliver to one another such other instruments, certificates and documents as shall be reasonably necessary or appropriate to comply with the purposes and intent of this Agreement.

ARTICLE II
LIFE NUTRITION’S REPRESENTATIONS AND WARRANTIES

Life Nutrition represents, warrants and covenants that:

2.01           Organization and Good Standing.  Life Nutrition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and delivery this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby.  Life Nutrition is and has been qualified to transact business and is in good standing in all jurisdictions where the nature or conduct of its business so requires.  Life Nutrition has no subsidiaries.

2.02           Authorization and Validity.  The execution, delivery and performance of this Agreement by Life Nutrition has been duly authorized by the Board of Directors of Life Nutrition and constitutes the valid and binding agreement of Life Nutrition enforceable in accordance with its terms.

2.03           No Violation.  Life Nutrition is not in violation of any term of any mortgage, indenture, loan agreement, credit instrument, judgment, decree, order, statute, rule or regulation to which it is subject or by which it is bound.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of Life Nutrition or any agreement, indenture or other instrument or undertaking of any kind or nature under which Life Nutrition is bound or to which the assets of Life Nutrition are subject, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such assets , or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Life Nutrition or the properties or assets of Life Nutrition.

2.04           Capitalization.  The authorized capital stock of Life Nutrition consists of (i) 50,000,000 shares of Common Stock, $.0001 par value per share (the “Life Nutrition Common Stock”), of which amount 17,882,800 shares are issued and outstanding, and (ii) 2,000,000 shares of Preferred Stock, $.0001 par value per share, none of which are issued and outstanding.  All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable.  There are no outstanding warrants, options, subscriptions or other rights of any kind or nature by which any person or entity can acquire any additional shares of Common Stock or other securities of any kind or nature of Life Nutrition; no shareholder of Life Nutrition or other person or entity is entitled to any preemptive rights, rights of first refusal or other rights of any kind or nature arising out of or relating to the issuance of the shares of the Life Nutrition Common Stock to the Shareholder’s Designees under this Agreement.  The shares of Life Nutrition Common Stock to be issued to the Shareholder’s Designees at the Closing will be duly authorized, fully paid and non-assessable shares; subject to no lien, claim, charge or encumbrance of any kind or nature; will not be subject to any shareholders agreement,  right of first refusal or preemptive rights; and will constitute approximately 85.0% of the then fully diluted issued and outstanding shares of the Life Nutrition Common Stock.

2.05           Corporate Records.  The copies of the Certificate of Incorporation and all amendments thereto and the By-Laws of Life Nutrition that will be delivered to Conqueror and the Shareholder at or prior to the Closing are true, correct and complete.  The minute book of Life Nutrition, a copy of which will be delivered to Conqueror and the Shareholder at or prior to the Closing and which contains minutes of meetings of and consents to actions taken without meetings by the Board of Directors and the shareholders of Life Nutrition, is in all material respects complete and correct.

2.06           Financial Statements.  Life Nutrition has furnished Conqueror and the Shareholder  copies of the audited financial statements of Life Nutrition at December 31, 2009 and 2008, and the unaudited financial statements of Life Nutrition at June 30, 2010 (all such statements being the “Company Financial Statements”).  The Life Nutrition Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Life Nutrition Financial Statements present fairly the financial position of Life Nutrition as of the dates and for the periods indicated.  The books of account and other financial records of Life Nutrition have been maintained in accordance with good business practices.

2.07           Absence of Liabilities.  Life Nutrition has no liabilities, whether fixed or contingent, due or not yet due, asserted or not yet asserted, including without limitation all amounts which may be due under any contracts, agreements or undertakings entered into by or on behalf of Life Nutrition except as set forth in Schedule 2.07 hereto or in Life Nutrition Financial Statements.  In addition, Life Nutrition has not guaranteed, become liable for or agreed to stand behind or assume the obligations of any person or entity, and is not contingently liable for any debt, obligation, expense or liability.

2.08           Absence of Certain Changes.  Except as set forth in Schedule 2.08 hereto since June 30, 2010, Life Nutrition has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect Life Nutrition’s business, operations, assets, liabilities or financial condition; or (l) amended its Certificate of Incorporation or By-Laws, except as otherwise contemplated herein.

2.09           Contracts.  Set forth in Schedule 2.09 is a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which Life Nutrition is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, Life Nutrition (the “Contracts”). Except as set forth in Schedule 2.09, Life Nutrition has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder.  To the best of Life Nutrition’s knowledge, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder.  Except as set forth in Schedule 2.09, Life Nutrition does not know of, and has no reason to believe that there are, any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

2.10           Permits and Licenses.  Life Nutrition has all rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business.  Life Nutrition has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

2.11           Assets Necessary to Business.  Life Nutrition owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

2.12           Labor Agreements and Labor Relations.  Except as set forth in Schedule 2.12 hereto, Life Nutrition has no collective bargaining or union contracts or agreements.  Except as set forth in Schedule 2.12 hereto, Life Nutrition is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices;  there are no charges of discrimination or unfair labor practice charges or complaints against Life Nutrition pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Life Nutrition.

2.13           Employment Arrangements.  Except as set forth in Schedule 2.13 hereto, Life Nutrition has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of Life Nutrition, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits.

2.14           Consents.  No authorization, consent, approval, permit or license of, or filing with any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, on the part of Life Nutrition, except for obtaining approval from the stockholders of Life Nutrition.

2.15           Compliance with Laws.  There are no existing violation of any applicable federal, state or local law or regulation involving the property or business of Life Nutrition; there are no known, noticed or threatened violations or any state of facts involving Life Nutrition which would constitute such a violation; and this Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

2.16           Litigation.  Except as set forth in Schedule 2.16, Life Nutrition has not had any legal action or administrative proceeding or investigation instituted or, to the best of Life Nutrition’s knowledge, threatened against it; Life Nutrition is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Life Nutrition or to its business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree; and Life Nutrition knows of no basis for any such action, proceeding or investigation.

2.17           Tax and Franchise Returns.  Life Nutrition has duly and timely filed in proper form all tax returns for all taxes required to be filed with the appropriate regulatory authorities, and has paid all taxes required to be paid in respect thereof except where such failure would not have a material adverse effect on Life Nutrition.

2.18           Patents; Trademarks and Intellectual Property Rights.  Except as set forth in Schedule 2.18, Life Nutrition does not own or possesses any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.19          SEC Filings.  Life Nutrition’s Common Stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is current in its filings under the 1934 Act.  Life Nutrition has complied in all material respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to Life Nutrition and its securities; and all shares of capital stock of Life Nutrition have been issued in accordance with applicable federal and state securities laws, rules and regulations.  There are no stop orders in effect with respect to any of Life Nutrition’s securities.  None of Life Nutrition’s filings with the Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

2.20           Disclosure.  No representation or warranty by Life Nutrition in this Agreement nor any statement or certificate furnished or to be furnished by it pursuant hereto or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not false or misleading.

2.21           Delivery of Schedules.  Any Schedule provided for hereunder and any Company Schedule not delivered contemporaneously with the execution of this Agreement shall be delivered by Life Nutrition as soon as practicable and, in any event, prior to the Closing.  All lists or other statements, information or documents set forth in or attached to any Company Schedule delivered herewith or delivered hereunder after the execution of this Agreement shall be deemed to be representations and warranties by Life Nutrition with the same force and effect as if such lists, statements, information and documents were set forth herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONQUEROR

Conqueror represents, warrants and covenants that:

3.01           Organization and Good Standing.  Conqueror is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and delivery this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby.

Conqueror owns 100% of the equity interest of Shenyang Kai Xin, a wholly-owned foreign enterprise incorporated in the People’s Republic of China (“PRC”), which entity has entered into contractual arrangements with Liaoning New Land Food & Beverage Co., Limited and Liaoning New Land Fast Frozen Food Co. Limited (together referred to as “New Land”), each a company incorporated in the PRC, which arrangements give Conqueror effective control over the business of New Land (Shenyang Kai Xin and New Land collectively referred to herein as the “Group”).

Each member of the Group is corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to carry on the business in which it is and/or has been engaged, and to own the properties it owns.

Conqueror has no other subsidiaries.

3.02           Authorization and Validity.  The execution, delivery and performance of this Agreement by Conqueror has been duly authorized by all necessary corporate action on the part of Conqueror, and constitutes the valid and binding agreement of Conqueror enforceable in accordance with its terms.

3.03           No Violation.  Conqueror and, to the best of its knowledge, each member of the Group is not in violation of any term of any mortgage, indenture loan agreement, credit instrument, judgment, decree, order, statute, rule or regulation to which it is subject or by which it is bound.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the organizational or other governing documents of Conqueror and, to the best of its knowledge, each member of the Group or any agreement, indenture or other instrument or undertaking of any kind or nature under which Conqueror or any member of the Group is bound or to which the assets of Conqueror or any member of the Group are subject, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such assets, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Conqueror or, to the best of its knowledge, any member of the Group or the properties or assets of Conqueror or any member of the Group.

3.04           Capitalization.  The authorized capital stock of Conqueror consists of 10,000 shares of capital stock, par value HKS $1.00 per share, of which 10,000 shares are issued and outstanding.  All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable.  There are no outstanding warrants, options, subscriptions or other rights of any kind or nature by which any person or entity can acquire any additional shares of capital stock or other securities of any kind or nature of Conqueror; no shareholder of Conqueror or other person or entity is entitled to any preemptive rights, rights of first refusal or other rights of any kind or nature arising out of or relating to the transfer of the Conqueror Shares to Life Nutrition under this Agreement.  The Conqueror Shares are duly authorized, fully paid and non-assessable shares; subject to no lien, claim, charge or encumbrance of any kind or nature; are not subject to any shareholders agreement,  right of first refusal or preemptive rights; and  constitutes 100% of the issued and outstanding shares of Conqueror.

3.05           Corporate Records.  The copies of the organizational and other governing documents of Conqueror that will be delivered to Life Nutrition at or prior to the Closing are true, correct and complete.

3.06           Financial Statements.  Conqueror has furnished to Life Nutrition the audited financial statements of New Land for the years ended December 31, 2009 and 2008 (the “New Land Audited Financial Statements”).  The New Land Audited Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applicable on a basis consistent throughout all periods presented.  The New Land Financial Statements present fairly the financial position of New Land as of the dates and for the periods indicated.  The books of account and other financial records of New Land have been maintained in accordance with good business practices.  Prior to Closing, Conqueror shall deliver to Life Nutrition the unaudited financial statements of New Land for the three and six months ended June 30, 2010 and such other financial information of Conqueror and the Group as may be reasonably necessary to comply with the applicable financial information requirements of Form 8-K to be filed by Life Nutrition with the Securities and Exchange Commission following Closing.   All of such financial statements to be delivered will be prepared in accordance with U.S. generally accepted accounting principles applicable on a basis consistent throughout all periods presented.   All of the financial statements to be delivered pursuant hereto will present fairly the financial position of Conqueror and the Group as of the dates and for the periods indicated.

3.07           Absence of Liabilities.  Conqueror and, to the best of its knowledge, each member of the Group has no liabilities, whether fixed or contingent, due or not yet due, asserted or not yet asserted, including without limitation all amounts which may be due under any contracts, agreements or undertakings entered into by or on behalf of Conqueror or each member of the Group except as set forth in Schedule 3.07 hereto or in the New Land Financial Statements.  In addition, Conqueror has not guaranteed, become liable for or agreed to stand behind or assume the obligations of any person or entity, and is not contingently liable for any debt, obligation, expense or liability.

3.08           Absence of Certain Changes.  Except as set forth in Schedule 3.08 hereto since December 31, 2009, neither Conqueror nor, to the best of its knowledge, any member of the Group has: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any material capital expenditures; (c) incurred any material indebtedness or borrowed money, issued or sold any debt or equity securities or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect Conqueror’s business, operations, assets, liabilities or financial condition; or (l) amended its organizational or other governing documents, except as otherwise contemplated herein.

3.09           Contracts.  Set forth in Schedule 3.09 is a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which Conqueror or, to the best of its knowledge, any member of the Group is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, Conqueror or any member of the Group in excess of $25,000 U.S. Dollars (the “Contracts”). Except as set forth in Schedule 3.09, Conqueror and, to the best of its knowledge,  each member of the Group has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder.  To the best of Conqueror’s knowledge, no other party has failed to comply with or perform, in all material respects,  any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder.  Except as set forth in Schedule 3.09, Conqueror does not know of and has no reason to believe that  there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.10           Permits and Licenses.  Conqueror and, to the best of its knowledge, each member of the Group has all rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business.  Conqueror, and to the best of its knowledge, each member of the Group has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

3.11           Assets Necessary to Business.  Conqueror and, to the best of its knowledge, each member of the Group owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

3.12           Labor Agreements and Labor Relations.  Except as set forth in Schedule 3.12 hereto, Conqueror and each member of the Group has no collective bargaining or union contracts or agreements.  Except as set forth in Schedule 3.12 hereto, Conqueror and, to the best of its knowledge, each member of the Group is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices;  there are no charges of discrimination or unfair labor practice charges or complaints against Conqueror or each member of the Group pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Conqueror.

3.13           Employment Arrangements.  Except as set forth in Schedule 3.13 hereto, Conqueror and, to the best of its knowledge, each member of the Group has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of Conqueror, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits.

3.14           Consents.  No authorization, consent, approval, permit or license of, or filing with any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, on the part of Conqueror.

3.15           Compliance with Laws.  There are no existing violation of any applicable federal, state or local law or regulation involving the property or business of Conqueror; there are no known, noticed or threatened violations or any state of facts involving Conqueror which would constitute such a violation; and this Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

3.16           Litigation.  Except as set forth in Schedule 3.16, Conqueror and, to the best of its knowledge, each member of the Group, has not had any legal action or administrative proceeding or investigation instituted or, to the best of Conqueror’s and the Shareholder’s  knowledge, threatened against it; Conqueror and, to the best of its knowledge, each member of the Group, is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Conqueror or each member of the Group or to its business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree; and Conqueror knows of no basis for any such action, proceeding or investigation.

3.17           Tax and Franchise Returns.  Conqueror and, to the best of its knowledge, each member of the Group, has duly and timely filed in proper form all tax returns for all taxes required to be filed with the appropriate regulatory authorities, and has paid all taxes required to be paid in respect thereof except where such failure would not have a material adverse effect on Conqueror or the Group.

3.18           Patents; Trademarks and Intellectual Property Rights.  Conqueror and, to the best of its knowledge, each member of the Group owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others.

3.19           Disclosure.  No representation or warranty by Conqueror in this Agreement nor any statement or certificate furnished or to be furnished by Conqueror pursuant hereto or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not false or misleading.

3.20           Delivery of Schedules.  Any Schedule provided for hereunder and any Conqueror Schedule not delivered contemporaneously with the execution of this Agreement shall be delivered by Conqueror as soon as practicable and, in any event, prior to the Closing.  All lists or other statements, information or documents set forth in or attached to any Conqueror Schedule delivered herewith or delivered hereunder after the execution of this Agreement shall be deemed to be representations and warranties by Conqueror with the same force and effect as if such lists, statements, information and documents were set forth herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents, warrants and covenants that:

4.01           Organization and Good Standing.  The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and delivery this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby.

4.02           Authorization and Validity.  The execution, delivery and performance of this Agreement by the Shareholder has been duly authorized by all necessary corporate action on the part of the Shareholder, and constitutes the valid and binding agreement of the Shareholder enforceable in accordance with its terms.  The Shareholder has full right, power and capacity, to execute and deliver this Agreement and to sell and deliver the Conqueror Shares as contemplated by this Agreement.

4.03           No Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the organizational or other governing documents of the Shareholder or any agreement, indenture or other instrument or undertaking of any kind or nature under which it is bound or to which the assets of the Shareholder are subject, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such assets or upon any of the stock of the Shareholder, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Shareholder or the properties or assets of the Shareholder.

4.04           Status of the Shareholder and the Conqueror Shares.  The Shareholder is the sole beneficial owner of the Conqueror Shares and owns the Conqueror Shares, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims, and upon consummation of the transactions contemplated herein, Life Nutrition will acquire good and marketable title to the Conqueror Shares, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

ARTICLE V
DELIVERIES

5.01           Items to be Delivered to Conqueror.   The following items shall be delivered to Conqueror prior to or at Closing by Life Nutrition:

(a)           articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in Life Nutrition’s state of incorporation;

(b)           all applicable schedules hereto;

(c)           all minutes and resolutions of board of directors and shareholders meetings in possession of Life Nutrition;

(d)           shareholders list;

(e)           all financial statements and tax returns in possession of Life Nutrition;

(f)           resolution from Life Nutrition’s current directors appointing the designees of Conqueror to Life Nutrition’s Board of Directors;

(g)           certificates representing 23,905,000 shares of the Life Nutrition Common Stock to the Shareholder’s designees, duly authorized, validly issued, fully paid for and non-assessable;

(i)           copies of board, and if applicable, shareholders resolutions approving this transaction and authorizing the issuances of the shares hereto;

(j)           a schedule showing the name and location of each bank or other institution in which Conqueror has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the amount deposited in each account and a description of the property held in each safe deposit box;

(k)           a copy of a Current Report on Form 8-K to be filed within four (4) business days of Closing which shall be prepared with the reasonable cooperation of the parties hereto in accordance with applicable requirements  and shall be in form and content reasonably acceptable to each of the parties;

(l)           any other document reasonably requested by Conqueror that it deems necessary for the consummation of this transaction.

5.02           Items to be Delivered to Life Nutrition.   The following items shall be delivered to Life Nutrition prior to or at Closing by Conqueror and the Shareholder:

(a)           articles of incorporation and amendments thereto, bylaws and amendments thereto, or equivalent documents in Conqueror’s jurisdiction of organization;

(b)           all applicable schedules hereto;

(c)           copies of board, and if applicable, shareholders resolutions approving this transaction;

(d)           instructions from Conqueror appointing designees of Conqueror to Life Nutrition’s Board of Directors;

(e)           documents from the Shareholder transferring all of the  equity interest in Conqueror;

(f)           any other document reasonably requested by Life Nutrition that it deems necessary for the consummation of this transaction.

ARTICLE VI
CONDITIONS PRECEDENT TO
LIFE NUTRITION’S PERFORMANCE

6.01           Conditions.  Life Nutrition’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article VI.  Life Nutrition may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Life Nutrition of any other condition of or any of Life Nutrition’s other rights or remedies, at law or in equity, if Conqueror and the Shareholder shall be in default of any of their representations, warranties or covenants under this Agreement.

6.02           Accuracy of Representation.  Except as otherwise permitted by this Agreement, all representations and warranties by Conqueror and the Shareholder in this Agreement, or in any written statement that  shall be delivered to Life Nutrition by Conqueror and the Shareholder under this  Agreement shall be true and accurate on and as of the Closing  Date as though made at that time.  Conqueror shall have delivered to Life Nutrition a certificate dated the Closing Date to the foregoing effect.

6.03           Performance.  Conqueror shall have performed, satisfied, or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied  with by it, on or before the Closing Date.  Conqueror shall have delivered to Life Nutrition a certificate dated the Closing Date to the foregoing effect.

6.04           Consents and Approvals.  All consents, approvals and authorizations from third parties and all regulatory approvals required in order to consummate the transaction comtemplated by this Agreement shall have been obtained.

6.05           Absence of Litigation.  No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any of the parties hereto on or before the Closing Date.

6.06           No Material Adverse Change.  There shall have been no material adverse change in the business or financial condition of Conqueror and/or the Group since the date of execution and delivery of this Agreement.

6.07           Transfer of Shares.  Certain shareholders of Life Nutrition owning 3,560,000 shares of Common Stock will have sold and transferred such shares pursuant to separate stock purchase agreements on terms acceptable to the parties thereto.

6.08           Investment Representations.  Each of the Shareholder’s Designees shall have made certain investment representations to Life Nutrition which shall be in such form as determined by mutual agreement of the parties hereto and their counsel.

6.09           Schedules and Other Information.  Conqueror shall have delivered to Life Nutrition all schedules required under Article III hereof, and other books and records reasonably requested in connection with Life Nutrition’s due diligence investigation of Conqueror,  and there shall have been no disclosure in any exhibit or schedule delivered by Conqueror after the date of execution and delivery of this Agreement, or the documents described therein, or any disclosure provided in connection with such due diligence investigation, which in the reasonable opinion of Life Nutrition does or may have a materially adverse effect on the value of the business of Conqueror or on its assets, properties or goodwill.

ARTICLE VII
CONDITIONS PRECEDENT TO
CONQUEROR’S AND THE SHAREHOLDER’S PERFORMANCE

7.01           Conditions.  Conqueror’s and the Shareholder’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all of the conditions set forth in this Article VII.  Conqueror and the Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Conqueror and the Shareholder of any other condition of or any of Conqueror’s or the Shareholder’s rights or remedies at law or in equity, if Life Nutrition shall be in default of any of its representations, warranties or covenants under this Agreement.

7.02           Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Life Nutrition in this Agreement or in any written statement that shall be delivered to Conqueror and/or the Shareholder by Life Nutrition under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.  Life Nutrition shall have delivered to Conqueror a certificate dated the Closing Date to the foregoing effect.

7.03           Performance.  Life Nutrition shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.  Life Nutrition shall have delivered to Conqueror a certificate dated the Closing Date to the foregoing effect.

7.04           Consents and Approvals.  All consents, approvals and authorizations from third parties and all regulatory approvals required in order to consummate the transaction comtemplated by this Agreement shall have been obtained.

7.05           Absence of Litigation.  No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any of the parties hereto on or before the Closing Date.

7.06           Cancellation of Shares.  Life Nutrition shall have effected the cancellation of 13,787,800 of its currently issued and outstanding shares of restricted and non restricted Common Stock (Michael Salerno will cancel 4,655,000 shares, Richard Birn will cancel 4,700,000 shares, Michael Salerno controlled entities NPPG will cancel 2,092,800 shares, 121 Monmouth will cancel 1,200,000 shares, Salerno Realty Group will cancel 75,000 shares, Arbor Realtors will cancel 60,000 shares and certain other shareholders will cancel 1,004,900  shares).

7.07           Outstanding Number of Shares.  As of the Closing, Life Nutrition shall have 4,095,000 shares of its Common Stock outstanding, excluding the shares of Common Stock to be issued by Life Nutrition to the Shareholder’s Designees hereunder.

7.08           No Material Adverse Change.  There shall have been no material adverse change in the business or financial condition of Life Nutrition since the date of execution and delivery of this Agreement.

7.09           Liabilities.  As of the Closing, Life Nutrition shall have no liabilities of any kind.

7.10           Transfer of Shares.  Certain shareholders of Life Nutrition owning 3,560,000 shares of Common Stock will have sold and transferred such shares pursuant to separate stock purchase agreements on terms acceptable to the parties thereto.

7.11           Resignation of Officers and Directors.  All current officers and directors of Life Nutrition shall have resigned and nominees of Conqueror shall have been appointed to the Board of Directors of Life Nutrition effective at Closing, subject to compliance with Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

7.12           Exchange Act Requirements.  Life Nutrition shall have complied with the provisions of Rule 14f-1 of the 1934 Act, if necessary.

7.13           Schedules and Other Information.  Life Nutrition shall have delivered to Conqueror all schedules required under Article II hereof, and other books and records reasonably requested in connection with Conqueror’s due diligence investigation of Life Nutrition, and there shall have been no disclosure in any schedule delivered after the date of execution and delivery of this Agreement, or the documents described therein, or any disclosure provided in connection with such due diligence investigation, which in the reasonable opinion of Conqueror does or may have a materially adverse effect on the value of the business of Life Nutrition or on its assets, properties or goodwill.

ARTICLE VIII
INDEMNIFICATION

8.01           Indemnity of Life Nutrition.  Life Nutrition agrees to defend, indemnify and hold harmless Conqueror, and its officers and directors, and the Shareholder from and against, and to reimburse any such party  with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements asserted against or incurred by any such party by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Life Nutrition or in any document or certificate delivered by Life Nutrition pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.   All claims to be asserted hereunder must be made by the first anniversary of the Closing.

8.02           Indemnity of Conqueror.  Conqueror agrees to defend, indemnify and hold harmless Life Nutrition, and its officers and directors, from and against, and to reimburse any such party with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by any such party by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Conqueror or the Shareholder or in any document or certificate delivered by Conqueror or the Shareholder pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.  All claims to be asserted hereunder must be made by the first anniversary of the Closing.

8.03           Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article 8.  The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action.  In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party.  No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE IX
MISCELLANEOUS

9.01           Survival of Representations, Warranties and Agreements.  All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for a period of one year following the Closing Date.  Each of the parties hereto is executing and carrying out the provisions of this agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.02           Access to Books and Records.   During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof.  Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction.  The parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

9.03           Further Assurances.  If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

9.04           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as any party hereto may from time to time designate by notice duly given in accordance with this paragraph):

                      If to Conqueror or the Shareholder, to:

Conqueror Group Limited
3210-2 32/F
Alexandra House
18 Chater Road Central
Hong Kong
Attn: Ms. Liang Hai Yan
Telephone: 86-13942873600
Facsimile:  86-41139805933

With a copy to:

Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
Attn: David M. Kaye, Esq.
Telephone : (973) 443-0600
Facsimile:  (973) 443-0609

If to Life Nutrition, to:

Life Nutrition Products, Inc.
121 Monmouth Street, Suite A
Red Bank, New Jersey 07701
Telephone: (732) 758-1577
Facsimile:  (732) 758-1582

                      With a copy to:

Cyruli Shanks Hart & Zizmor LLP
420 Lexington Avenue
New York, New York 10170
Attn: Paul Goodman, Esq.
Telephone: (212) 661-6800
Facsimile:  (212) 661-5350

9.05           Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

9.06           Parties in Interest.  This Agreement shall be binding on and inure to the benefit of and be enforceable by Life Nutrition, Conqueror and the Shareholder, their respective heirs, executors, administrators, legal representatives, successors and assigns.

9.07           Assignment.  Neither this Agreement nor any right created hereby shall be assignable by any party hereto.

9.08           Jurisdiction.  Any legal action, suit or proceeding arising out of or relating to this Agreement, or the transactions contemplated hereby, shall be instituted in any state or federal court in the State of Delaware, and all parties agree not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, the venue of the action, suit or proceeding is improper to that the injured party is without a remedy under this Agreement or the subject matter hereof.  All parties further irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding, shall be effective against any party if served by registered or certified mail, return receipt requested, or by any other means of mail or delivery which requires a signed receipt, postage prepaid, mailed or delivered to such party as herein provided, or by hand delivery.  If for any reason such service of process is ineffective, then all parties shall be subject to service of process in accordance with applicable law or rule of court.  Nothing herein contained shall be deemed to limit or restrict the right of any party to serve process in any manner permitted by law.

9.09           Entire Agreement.  This Agreement and the exhibits and schedules hereto supersede all prior agreements and understandings between the parties relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

9.10           Costs, Expenses and Legal Fees.  Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees) except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys’ fees, incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement against a party alleged to be in breach, or (ii) proving that the other parties breached any of the terms of this Agreement in any material respect.

9.11           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance hereof.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

9.12           Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of  Delaware.  The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction sitting in the State of Delaware.

9.13           Termination of Agreement.   This Agreement may be terminated at any time before the Closing,

(a)           by mutual consent of the parties hereto;

(b)           upon ten (10) days written notice by Life Nutrition (provided it is not in breach hereunder) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Conqueror set forth in this Agreement such that the conditions in Sections 6.02 and 6.03 will not be satisfied; provided, however, that if such breach is curable by Conqueror and such cure is reasonably likely to be completed prior to the date specified in Section 9.13(d), then, for so long as Conqueror continues to use commercially reasonable efforts to effect and cure, Life Nutrition may not terminate pursuant to this Section 9.13(b);

(c)           upon ten (10) days written notice by Conqueror (provided it is not in breach hereunder) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Life Nutrition set forth in this Agreement such that the conditions in Sections 7.02 and 7.03 will not be satisfied; provided, however, that if such breach is curable by Life Nutrition and such cure is reasonably likely to be completed prior to the date specified in Section 9.13(d), then, for so long as Life Nutrition continues to use commercially reasonable efforts to effect and cure, Conqueror may not terminate pursuant to this Section 9.13(c);

(d)           by either Life Nutrition or Conqueror upon written notification to the other if the Closing has not transpired within the period referred to in Section 1.02 or by October 31, 2010, whichever is earlier; or

(e)           by either Life Nutrition or Conqueror upon written notification to the other  if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Closing and such order shall have become final and nonappealable.

Unless the termination has been caused by the willful failure of Life Nutrition, on one hand, or Conqueror and the Shareholder, on the other hand, as the case may be, to perform or satisfy any agreement, undertaking or condition to be performed or satisfied by it hereunder, Life Nutrition shall have no further obligation or liability to Conqueror and the Shareholders under this Agreement, and Conqueror and the Shareholders shall have no further obligation or liability to Life Nutrition under this Agreement, except as otherwise provided in that certain Escrow Agreement dated as of August 13, 2010, as amended on August 30, 2010, by and among Conqueror, Life Nutrition and Cyruli Shanks Hart & Zizmor LLP.

9.14           Announcements.  Life Nutrition and Conqueror will consult and cooperate with each other as to the timing and  content of any announcements of the transactions contemplated  hereby to Life Nutrition’s stockholders, the general public, or to employees, customers or suppliers.

9.15           Captions and Gender.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.  Whenever required by the context hereof, the singular shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender and vice versa; the word “person” shall include a natural person as well as a corporation, partnership, firm of other form of association.

9.16           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.17           Waiver.  No waiver of any term or provision hereof shall be effective unless in writing, signed by the parties to be charged.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

LIFE NUTRITION PRODUCTS, INC.

By:	/s/
Name
Title

CONQUEROR GROUP LIMITED

By:	/s/
Name
Title

Shareholder:

ACUMEN CHARM LTD.

By:	/s/
Name
Title